RICH PHARMACUETICALS, INC.

2013 EQUITY INCENTIVE PLAN AMENDMENT NO. 2

April 6, 2015

WHEREAS, Rich Pharmaceuticals, Inc., a Nevada corporation (the "Corporation"), has adopted the 2013 Equity Incentive Plan (the “2013 Plan”) and reserved 60,004,800 shares of the Corporation's common stock (the "Shares") under the 2013 Plan;

WHEREAS, on October 6, 2014, pursuant to the terms of the Plan, the Board of Directors approved an amendment to the 2013 Plan to increase the amount of shares reserved for issuance to a total of 90,004,800 Shares;

WHEREAS, on April 6, 2015, pursuant to the terms of the Plan, the Board of Directors approved an amendment to the 2013 Plan to increase the amount of shares reserved for issuance to a total of 390,004,800 shares

NOW, THEREFORE, the 2013 Plan is hereby amended to provide that the total number of Shares reserved for issuance under the 2013 Plan is 390,004,800.

By: /s/ Ben Chang
Ben Chang, CEO